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                                                                   Exhibit 23.7

                      [Goldman, Sachs & Co. Letterhead]



PERSONAL AND CONFIDENTIAL




May 29, 1997


Board of Directors
Petrolite Corporation
369 Marshall Avenue
St. Louis, Missouri  63119

Re: Joint Proxy Statement/Prospectus of Petrolite Corporation and Baker Hughes Incorporated


Gentlemen:

Attached is our opinion letter dated February 25, 1997 with respect to the fairness to the holders, other than Wm. S. Barnickel & Company ("Barnickel"), of the outstanding shares of Capital Stock, without par value, of Petrolite Corporation ("Petrolite") of the Petrolite Exchange Ratio (as defined in such opinion letter) in the proposed merger of Petrolite with Baker Hughes Delaware, Inc. ("Merger Grandsub"), a wholly owned subsidiary of Baker Hughes Missouri, Inc. ("Merger Sub"), a wholly owned subsidiary of Baker Hughes Incorporated ("Baker Hughes"), pursuant to the Agreement and Plan of Merger dated as of February 25, 1997 among Baker Hughes, Merger Sub, Merger Grandsub, Petrolite and Barnickel.

The foregoing opinion letter is provided for the information and the assistance of the Board of Directors of Petrolite in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Petrolite has determined to include our opinion in the above-referenced Joint Proxy Statement/Prospectus.


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Petrolite Corporation
May 29, 1997
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In that regard, we hereby consent to the reference to the opinion of Goldman,
Sachs & Co. under the captions "Summary Opinions of Financial Advisors" and "The Mergers Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the above referenced Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,



/s/ Goldman, Sachs & Co.
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GOLDMAN, SACHS & CO.